Exhibit 99

NEWS RELEASE

For Release: 9:15 a.m. EST, Tues., Nov. 6, 2007

For more information, please contact:

David Oboyski

NIC

DIRECT (913) 754-7054

doboyski@nicusa.com

Alexander C. Kemper to Join

NIC Board of Directors

OLATHE, Kan. – November 6, 2007 – NIC Inc. (Nasdaq: EGOV) today announced the election of Alexander C. Kemper to its board of directors as an independent director, effective immediately.

Kemper is the chairman of the board of Kansas City-based The Collectors Fund, a private equity fund focused on alternative asset classes. He founded Perfect Commerce and served as chairman and chief executive officer from 2000 to 2006. Before founding the company, Kemper was the chairman of the board and CEO of UMB Bank, N.A. and CEO of UMB Financial Corp., a Nasdaq-traded financial services company with assets of more than $8 billion. He is an active angel and venture investor and currently serves on the corporate boards of UMB Financial Corp., Efficient Finance, SipVine and SCD Probiotics.

“We are pleased to welcome Sandy Kemper as an independent director,” said Jeff Fraser, chairman of NIC’s board of directors. “His entrepreneurial spirit, creativity and drive will add appreciably to NIC’s board of directors.”

About NIC

NIC manages more eGovernment services than any provider in the world. The company helps government communicate more effectively with citizens and businesses by putting essential services online. NIC provides eGovernment solutions for 2,600 state and local agencies that serve more than 69 million people in the United States. Additional information is available at http://www.nicusa.com.

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